April 21, 2017

Mr. Mike Abrams

Chief Financial Officer

Fitlife Brands, Inc.

4509 S. l 43rd Street, Suite 1

Omaha, NE 68137

Re: First Amendment to the Employment Agreement dated May 1, 2013

Dear Mike:

This letter shall constitute an amendment (the “Amendment”) to the Employment Agreement, dated May 1, 2013 (the “Agreement”) by and between FitLife Brands, Inc. (the “Company”) and you (“you” or the “Executive”), and shall modify the Agreement, as expressly set forth below.  In the event of any conflict between the terms and provisions of this Amendment and the Agreement, the terms of this Amendment shall govern.

In connection with this Amendment, as additional consideration for the Amendment, the Company shall issue you 120,000 shares of the Company's common stock, which shares shall be restricted, under the terms of the Company’s 2010 Equity Incentive Plan (“Shares”), which Shares shall vest (i) 1/3rd upon the Company achieving annual reported cash flow from operations (“CFFO”) exceeding $3.0 million; (ii) 1/3rd upon CFFO exceeding $4.0 million; and (iii) 1/3rd upon CFFO exceeding $5.0 million.   Upon the termination of Executive’s employment with the Company for any reason, any unvested Shares shall terminate and shall be of no further force and effect.

In consideration for the foregoing, and other good and valuable consideration, the Company and you agree to amend the Agreement as follows:

Section 3(a) of the Agreement shall be replaced in its entirety with the following:

“Effective May 1, 2016 through the Termination Date, the Executive's salary shall be $275,000 per annum (the “Salary”).  The Executive’s Salary from May 1, 2016 through December 31, 2016 shall accrue as deferred compensation, and shall be paid to Executive at such time as determined by the Company’s Board of Directors, taking into consideration CFFO, but no later than December 31, 2017.  The Salary subsequent to January 1, 2017 shall be payable in regular installments in accordance with the Company's general payroll practices and subject to withholding and other payroll taxes.  In addition, during the Employment Period, the Executive shall be entitled to participate in all employee benefit programs, including insurance plans, from time to time for which senior executive employees of the Company and its Affiliates are generally eligible.  For the avoidance of doubt, the Executive shall be entitled to receive insurance benefits consistent with past practice at no additional cost, charge or offset to Executive.”

Section 3(e) of the Agreement shall be replaced in its entirety with the following:

“Upon the execution of the Amendment by both parties, the Executive shall be entitled to receive an annual cash bonus equal to 20% of the bonus pool established annually by the Company and approved by the Compensation Committee of the Board of Directors (“Committee”) (“Bonus”), which Bonus shall be based on financial and other objectives established by the Committee annually, including CFFO.”

Section 4(a) of the Agreement shall be amended as follows: “April 30, 2016” in the opening sentence shall be replaced by “April 30, 2018”.

If this Amendment is acceptable, please execute this Amendment in the space set forth below and return an executed copy thereof to the Company.

Sincerely,

FITLIFE BRANDS, INC.

By: _/s/ Lewis Jaffe___

Name: Lewis Jaffe

Title: Chairman

ACCEPTED AND AGREED TO:

MICHAEL ABRAMS

/s/ Michael Abrams